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                               PRICING SUPPLEMENT


Pricing Supplement No. 10                            Filing Under Rule 424(b)(5)
Dated: August 22, 2001                            Registration File No. 33-63175

(To Prospectus dated October 6, 1995 and
Prospectus Supplement dated October 17,
1995)

CUSIP No. 44615QAW7

                                  $750,000,000

                       HUNTINGTON BANCSHARES INCORPORATED

                           MEDIUM TERM NOTES, SERIES B


Principal Amount:                            $40,000,000   Floating Rate Notes:
Interest Rate (if fixed rate):                       N/A        Interest Rate Basis:                LIBOR Telerate
Stated Maturity:                       February 27, 2003        Index Maturity:                             3-month
Minimum denominations:            $100,000 and multiples        Spread:                                    + 20 bps
                             of $1,000 in excess thereof        Spread Multiplier:                              N/A
Issue Price (as a percentage                                    Maximum Rate:                                   N/A
     of principal amount):                          100%        Minimum Rate:                                   N/A
Agents' commission (%):                             0.03        Initial Interest Rate:                      3.7125%
Net proceeds to the Company:                 $39,988,000        Interest Reset Date(s):  Each Interest Payment Date
Settlement date (original issue date):   August 27, 2001        Interest Reset Period:                    Quarterly
Redemption Commencement Date (if any):               N/A        Interest Determination Date(s):                 A/S
Initial Redemption Percentage (if any):              N/A        Calculation Date(s):                            A/S
Annual Redemption Percentage                                    Interest Payment Date(s):      February 27, May 27,
     Reduction (if any):                             N/A                                 August 27, and November 27
Repayment Date (if any):                             N/A        Interest Payment Period(s):               Quarterly
Initial Repayment Percentage (if any):               N/A        Regular Record Date(s):                         A/S
Annual Repayment Percentage
     Reduction (if any):                             N/A


     Additional terms:Interest will be computed on the basis of the actual number of days in the year divided by 360.

     Page 2 of this Pricing Supplement supplements the information provided in the Prospectus Supplement under the caption "United States Income Taxation."

     As of the date of this Pricing Supplement, the aggregate principal amount of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $355,000,000.

     "N/A" as used herein means "Not Applicable." "A/S" as used herein means "as stated in the Prospectus Supplement referred to above."


                                    JPMORGAN
                               GOLDMAN SACHS & CO.


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                      UNITED STATES FEDERAL INCOME TAXATION

         The following summary supplements, and to the extent inconsistent with, replaces, certain sections of the "United States Federal Income Taxation" discussion contained in the Prospectus Supplement, dated October 17, 1995. Except as modified or supplemented below, investors should refer to the Prospectus Supplement for a summary description of the material United Stated federal income tax consequences relating to an investment in the Notes.


PAYMENTS OF INTEREST; UNITED STATES HOLDERS

         The term "United States Holder" has been revised as it applies to trusts. A trust will be considered a United States Holder if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States Holders have the authority to control all substantial decisions of the trust.


ORIGINAL ISSUE DISCOUNT

         The proposed amendments to the OID Regulations with respect to Floating Rate Notes described in the Prospectus Supplement were finalized in 1996. While the general impact of these amendments was to broaden and clarify certain provisions contained in the OID Regulations with respect to Floating Rate Notes, they do not result in any material change to the Floating Rate Note discussion in the Prospectus Supplement.


NON-UNITED STATES HOLDERS

         Pursuant to current Treasury regulations that were adopted in 1997 and amended in 2000, a beneficial owner of a Note will satisfy the certification requirements that such owner is not a United States Holder if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a United States Holder in compliance with applicable requirements by completing a Form W-8BEN (which must be periodically updated), or otherwise satisfies the documentary evidence requirements for establishing that he is not a United States Holder or (2) a financial institution holding the Notes on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy.

         Under transitional relief provisions relating to certain amendments to the Treasury regulations, for 2001, the Company or its paying agent may rely upon an old Form 1001 or Form 4224 (received prior to January 1, 2001) if the Company or its paying agent can demonstrate that it has made good faith efforts to obtain the new forms from account holders. For tax years beginning after December 31, 2001, Non-United States Holders claiming exemption from withholding under the benefit of a tax treaty or because the interest is effectively connected to the conduct of a trade or business in the United States must provide the Company or its paying agent, as the case may be, with updated Forms 1001 or 4224.


INFORMATION REPORTING AND BACKUP WITHHOLDING

         If a United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income, a backup withholding tax will apply to such payments. This backup withholding tax rate will be 30.5% for payments made after August 6, 2001, through remainder of 2001, and will be subject to further phased-in rate reductions beginning in 2002 through 2006.

         The proposed Treasury regulations relating to backup withholding referenced in the Prospectus Supplement have been finalized. Under these final regulations, as amended, payments of the principal, interest, OID, or premium on a Note to or through a foreign office of a broker or the foreign office of a custodian, nominee, or other dealer acting on your behalf generally will not be subject to information reporting or backup withholding. However, if the broker, custodian, nominee, or other dealer is a United States Holder, the government of the United States, or the government of any State or political subdivision of any State, or any agency or instrumentality of the United States, any State, or any such subdivision, a controlled foreign corporation for United States tax purposes, a foreign partnership that is either engaged in a United States trade or business or whose United States partners in the



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aggregate hold more than 50% of the income or capital interest in the partnership, a foreign person 50% or more of whose gross income for a certain period is effectively connected with a United States trade or business, or a United States branch of a foreign bank or insurance company, information reporting (but not backup withholding) will generally be required with respect to payments made to you unless the broker has documentation of your foreign status and the broker has no actual knowledge to the contrary or you otherwise establish an exemption from information reporting.

         Furthermore, under the final Treasury regulations, payments of principal, interest, OID, and premium on a Note paid to the beneficial owner of a Note by a United States office of a custodian, nominee, or agent, or the payment by the United States office of a broker of the proceeds of a sale of a
Note is subject to both information reporting and backup withholding, unless the beneficial owner certifies as to its non-United States status by providing the certification referred to above under "Non-United States Holders" or otherwise establishes an exemption.